Exhibit 99.1

HFF, Inc. reports second quarter 2018 financial and transaction production results

DALLAS, TX – July 26, 2018—HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the second quarter of 2018. Based on transaction volume, HFF is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Second Quarter 2018 Highlights

•	Revenue was $153.7 million, an 11.9% increase year-over-year.

•	Net income was $24.3 million, as compared to $19.5 million in the prior year period.

•	Net income per diluted share grew 24.5% to $0.61, as compared to $0.49 in the prior year period.

•	Adjusted EBITDA improved 21.2% to $39.8 million versus $32.9 million in the prior year period.

First Six Months of 2018 Highlights

•	Revenue was $285.3 million, a 3.3% increase year-over-year.

•	Net income was $41.4 million, as compared to $39.1 million in the prior year period.

•	Net income per diluted share increased 4.0% to $1.03, as compared to $0.99 during the prior year period.

•	Adjusted EBITDA contracted 7.3% to $60.5 million compared to $65.3 million in the prior year period.

“We are pleased with the Company’s second quarter 2018 results which were driven by increased volumes in our debt and investment advisory business. We remain confident in the industry’s fundamental drivers and HFF’s market position, as we look beyond our second quarter results. We believe the combination of our unique partnership culture, the synergies and diversification afforded by our capital markets centric business model, our strong balance sheet, and the strategic investments we continue to make enable us to add value and provide best in class services to our clients while positioning the Company for future growth,” said Mark Gibson, chief executive officer of HFF.

HFF reports second quarter 2018 financial results

Results for the Second Quarter Ended June 30, 2018

The Company’s revenues grew 11.9% to $153.7 million for the second quarter of 2018, which represents an increase of $16.4 million compared to the second quarter of 2017. The Company generated operating income of $21.5 million during the second quarter of 2018, an increase of $2.1 million, or 11.0% when compared to the second quarter of 2017. This increase in operating income is primarily due to the 11.9% increase in revenues which was partially offset by (i) increases in the Company’s compensation-related costs and other expenses associated with the net growth in headcount of 93 associates during the last twelve months, (ii) an increase in non-cash stock compensation and (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, was $11.7 million in the second quarter of 2018, compared to $13.0 million in the second quarter of 2017. This decrease is primarily a result of lower income from the valuation of the Company’s mortgage servicing rights which was partially offset by an increase in interest and other related income.

The Company reported net income for the quarter ended June 30, 2018 of $24.3 million, an increase of approximately $4.9 million, or 25.1%, when compared to net income of $19.5 million for the quarter ended June 30, 2017. For the quarter ended June 30, 2018, net income per diluted share was $0.61 compared to $0.49 for the second quarter of 2017.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the second quarter of 2018 grew 21.2% to $39.8 million, compared to $32.9 million in the second quarter of 2017. The Adjusted EBITDA margin for the second quarter of 2018 was 25.9%, a 200 basis point increase compared to the Adjusted EBITDA margin of 23.9% in the second quarter of 2017.

Results for the Six Months Ended June 30, 2018

The Company reported revenues of $285.3 million for the six months ended June 30, 2018, which represents an increase of $9.2 million, or 3.3% compared to revenues for the first six months of 2017 of $276.2 million. The Company generated operating income of $24.2 million during the first half of 2018, a decrease of $15.9 million, or 39.7% when compared to operating income of $40.2 million for the first half of 2017. This decrease in operating income is primarily due to (i) increases in the Company’s compensation-related costs

HFF reports second quarter 2018 financial results

and expenses associated with the net growth in headcount of 93 associates during the last twelve months, (ii) the payment of an additional compensation award in the first quarter of 2018, (iii) an increase in non-cash stock compensation and (iv) increases in other operating expenses due to the growth in transactional activity and the increase in headcount. These cost increases were partially offset by the 3.3% increase in revenue.

Interest and other income, net, totaled $26.9 million for the six months ended June 30, 2018 compared to $23.8 million for the six months ended June 30, 2017. This increase is primarily a result of higher income from securitization compensation and interest and other related income partially offset by a decrease in other agency related income.

The Company reported net income for the six month period ended June 30, 2018 of $41.4 million, an increase of approximately $2.3 million, or 5.9%, when compared to net income of $39.1 million for the six month period ended June 30, 2017. For the six month period ended June 30, 2018, net income per diluted share was $1.03, or a 4.0% increase when compared to $0.99 for the six month period ended June 30, 2017.

Adjusted EBITDA for the six month period ended June 30, 2018 was $60.5 million, which represents a decrease of $4.8 million, or 7.3%, when compared to $65.3 million in the comparable period in 2017. This decrease in Adjusted EBITDA is primarily attributable to the decrease in operating income. The Adjusted EBITDA margin for the six month period ended June 30, 2018 was 21.2%, a 240 basis point decrease, compared to an Adjusted EBITDA margin of 23.6% in the comparable period in 2017.

HFF reports second quarter 2018 financial results

Condensed Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Jun. 30,		For the Six Months Ended Jun. 30,
	2018	2017	2018	2017
Revenue	$153,731	$137,364	$285,349	$276,170
Operating expenses:
Cost of services	85,604	79,290	164,248	159,421
Operating, administrative and other	40,785	34,645	85,571	68,889
Depreciation and amortization	5,813	4,032	11,294	7,699

Total expenses	132,202	117,967	261,113	236,009
Operating income	21,529	19,397	24,236	40,161
Interest and other income, net	11,743	13,042	26,914	23,836
Interest expense	(4)	(5)	(9)	(12)
(Increase) decrease in payable under the tax receivable agreement	—	—	—	—

Income before income taxes	33,268	32,434	51,141	63,985
Income tax expense	8,929	12,972	9,734	24,867

Net income	$24,339	$19,462	$41,407	$39,118

Earnings per share—basic	$0.62	$0.50	$1.06	$1.01
Earnings per share—diluted	$0.61	$0.49	$1.03	$0.99
Weighted average shares outstanding—basic	39,249,872	38,694,339	39,146,258	38,616,920
Weighted average shares outstanding—diluted	40,092,088	39,487,689	40,147,571	39,327,455
Adjusted EBITDA	$39,829	$32,850	$60,535	$65,307

HFF reports second quarter 2018 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is estimated based on the Company’s internal database.

Second Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended June 30,
By Platform	2018		2017		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$13,419,624	377	$12,417,963	336	$1,001,661	8.1%	41	12.2%
Investment Advisory	8,580,454	199	6,724,135	162	1,856,319	27.6%	37	22.8%
Equity Placement	796,674	38	2,124,261	36	(1,327,587)	-62.5%	2	5.6%
Loan Sales	80,479	7	100,429	8	(19,950)	-19.9%	(1)	-12.5%

Total Transaction Volume	$22,877,231	621	$21,366,788	542	$1,510,443	7.1%	79	14.6%

Average Transaction Size	$36,839		$39,422		$(2,583)	-6.6%

	Loan Balance	# of Loans	Loan Balance	# of Loans	Loan Balance	% chg.	# of Loans	% chg.
Loan Servicing Portfolio Balance	$74,988,523	3,191	$62,166,805	2,847	$12,821,718	20.6%	344	12.1%

Production volumes for the second quarter of 2018 totaled approximately $22.9 billion on 621 transactions representing a 7.1% increase in production volume and a 14.6% increase in the number of transactions when compared to the production volumes of approximately $21.4 billion on 542 transactions for the second quarter of 2017. The average transaction size for the second quarter of 2018 was $36.8 million, which is approximately 6.6% lower than the comparable figure of approximately $39.4 million for the second quarter of 2017.

•	Debt Placement production volume was approximately $13.4 billion in the second quarter of 2018, representing an increase of 8.1% over the second quarter of 2017 volume of approximately $12.4 billion.

•	Investment Advisory production volume increased 27.6% to approximately $8.6 billion in the second quarter of 2018 from the second quarter of 2017 volume of approximately $6.7 billion.

•	Equity Placement production volume was approximately $0.8 billion in the second quarter of 2018, a decrease of 62.5% from the second quarter of 2017 volume of approximately $2.1 billion.

HFF reports second quarter 2018 financial results

•	Loan Sales production volume was approximately $80.5 million for the second quarter of 2018, a decrease of 19.9% from the $100.4 million of volume in second quarter 2017.

•

The principal balance of the Company’s Loan Servicing portfolio reached $75.0 billion at the end of the second quarter of 2018, representing an increase of approximately $12.8 billion, or 20.6%, from $62.2 billion at the end of the second quarter of 2017.

Six Month Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Six Months Ended June 30,
By Platform	2018		2017		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$23,802,836	702	$23,648,041	665	$154,795	0.7%	37	5.6%
Investment Advisory	14,598,557	363	15,369,470	338	(770,913)	-5.0%	25	7.4%
Equity Placement	1,913,631	76	3,487,674	62	(1,574,043)	-45.1%	14	22.6%
Loan Sales	160,343	12	114,704	9	45,639	39.8%	3	33.3%

Total Transaction Volume	$40,475,367	1,153	$42,619,889	1,074	$(2,144,522)	-5.0%	79	7.4%

Average Transaction Size	$35,104		$39,683		$(4,579)	-11.5%

	Loan Balance	# of Loans	Loan Balance	# of Loans	Loan Balance	% chg.	# of Loans	% chg.
Loan Servicing Portfolio Balance	$74,988,523	3,191	$62,166,805	2,847	$12,821,718	20.6%	344	12.1%

Production volumes for the six months ended June 30, 2018 totaled approximately $40.5 billion on 1,153 transactions, representing a 5.0% decrease in production volume and a 7.4% increase in the number of transactions when compared to the production volumes of approximately $42.6 billion on 1,074 transactions for the comparable period in 2017. The average transaction size for the six months ended June 30, 2018 was $35.1 million, which is approximately 11.5% lower than the comparable figure of approximately $39.7 million for the six months ended June 30, 2017.

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 1,037 associates as of June 30, 2018, which represents a net increase of 93, or 9.9%,

HFF reports second quarter 2018 financial results

over the comparable total of 944 associates as of June 30, 2017. HFF’s total number of capital markets advisors was 385 as of June 30, 2018, which represents a net increase of 28, or 7.8% over the comparable total of 357 capital markets advisors as of June 30, 2017. Over the past twelve months, the Company continued to add capital markets advisors to existing lines of business and product specialties through the promotion and recruitment of associates in 14 of the Company’s 26 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss second quarter 2018 financial results on July 26, 2018 at 6:00 p.m. Eastern Time. To listen, participants should dial 844-420-8188 (U.S. callers) or 478-219-0768 (international callers) approximately 10 minutes prior to the start of the call and enter the conference ID number 9697189. A replay will become available after 9:00 p.m. Eastern Time on July 26, 2018 and will continue through August 2, 2018, by dialing 855-859-2056 (U.S. callers) or 404-537-3406 (international callers) and entering participant code 9697189.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on July 26, 2018 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports second quarter 2018 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Real Estate Limited, HFF Securities L.P. and HFF Securities Limited, HFF operates out of 26 offices and is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated capital markets platform including debt placement, investment advisory, equity placement, funds marketing, M&A and corporate advisory, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract capital markets advisors; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports second quarter 2018 financial results

HFF, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$226,059	$272,801
Restricted Cash	2,656	4,001
Accounts receivable, receivable from affiliate and prepaids	30,416	19,825
Mortgage notes receivable	251,540	450,821
Property, plant and equipment, net	17,348	17,897
Deferred tax asset, net	44,569	50,874
Intangible assets, net	73,042	67,525
Other noncurrent assets	6,132	8,461

Total assets	$651,762	$892,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$250,546	$450,255
Accrued compensation, accounts payable and other current liabilities	63,750	81,439
Long-term debt (includes current portion)	269	405
Deferred rent credit and other liabilities	12,245	12,700
Payable under the tax receivable agreement	60,939	60,939

Total liabilities	387,749	605,738
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 39,113,015 and 38,579,544 shares outstanding, respectively	391	387
Additional paid in capital	147,198	144,304
Accumulated other comprehensive loss	(148)	171
Treasury stock	(1,325)	(4,971)
Retained earnings	117,897	146,576

Total equity	264,013	286,467

Total liabilities and stockholders’ equity	$651,762	$892,205

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against

HFF reports second quarter 2018 financial results

those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and six months ended June 30, 2018 and 2017:

HFF reports second quarter 2018 financial results

Adjusted EBITDA for the Company is calculated as follows: (dollars in thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$24,339	$19,462	$41,407	$39,118
Add:
Interest expense	4	5	9	12
Income tax expense	8,929	12,972	9,734	24,867
Depreciation and amortization	5,813	4,032	11,294	7,699
Stock-based compensation (a)	6,794	4,846	12,546	8,752
Valuation of mortgage servicing rights	(6,050)	(8,467)	(14,455)	(15,141)
Increase (decrease) in payable under the tax receivable agreement	—	—	—	—

Adjusted EBITDA	$39,829	$32,850	$60,535	$65,307

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation plan, office profit participation plans and executive bonus plan that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the three and six months ended June 30, 2018 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its firm profit participation plan, office profit participation plans and executive bonus plan. See Note 3 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the three and six months ended June 30, 2018 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its stock compensation.

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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